PROSPECTUS SUPPLEMENT                                 Pursuant to Rule 424(b)(3)
TO PROSPECTUS DATED DECEMBER 29, 1995                 Registration No. 33-62487


                              CAVALIER HOMES, INC.


                  300,000 Shares of Common Stock Issuable Upon
                   Exercise of Stock Options Granted Under the
                         Dealership Stock Option Plan of
                              Cavalier Homes, Inc.
                                     and the
                         Grants of Related Stock Options


         The following information supplements, and to the extent inconsistent therewith replaces, the information contained in the Prospectus dated December 29, 1995, relating to the 300,000 Shares of Common Stock of Cavalier Homes, Inc. (the "Company") that are to be issued upon exercise of Options to be granted under the Dealership Stock Option Plan of Cavalier Homes, Inc. (the "Plan"). Capitalized terms used but not defined herein are defined in the Prospectus.


                             DESCRIPTION OF THE PLAN


Exercise Price

         The Plan originally provided that the exercise price per Share of any Option was to be the Fair Market Value of the Share as of the date on which such Option was granted or, if such date was not a business day, on the business day immediately preceding such date. The Plan has been amended to provide that the exercise price per Share of any Option will be the Fair Market Value of the Share as of a date during the calendar quarter for which such Option is to be granted, such date to be determined by the Plan Administrator. Accordingly, the exercise price per Share of any Option will not necessarily be equal to the Fair Market Value of the Share as of the date of grant.

Grant of Options for First Calendar Quarter

         As of the date of this Prospectus Supplement, Options to purchase an aggregate of 11,900 Shares had been granted with respect to the calendar quarter ended December 31, 1995, at an exercise price of $16.375 per Share.



          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.




           The date of this Prospectus Supplement is January 25, 1996